Exhibit 99.1

Distributed Energy Systems Corp.

10 Technology Drive

Wallingford, CT 06492

(Nasdaq: DESC)

Contact:

At the Company:

John Glidden

Vice President, Finance

(203) 678-2355

John.Glidden@Distributed-Energy.com

Distributed Energy Systems Promotes Jamison to President of Northern Power; Coleman Becomes EVP - Corporate Development of Parent Company

WALLINGFORD, CT, September 6, 2005 – Distributed Energy Systems Corp. (Nasdaq: DESC), which creates and delivers products and solutions to the emerging decentralized energy marketplace, today announced the promotion of Darren Jamison to president of its Waitsfield, VT-based Northern Power Systems subsidiary. Mr. Jamison had served as chief operating officer of Northern, which provides reliable power systems, services and products to commercial, industrial, government, utility, and military customers.

In his new role, Mr. Jamison succeeds Clint “Jito” Coleman, who will reduce his work schedule, but will assume responsibility for corporate development and strategic industry relationships as executive vice president of the DESC parent company.

Mr. Jamison, 39, joined Northern Power in February 2004 as executive vice president of operations and became chief operating officer last December. His responsibilities included management of the company’s core turnkey project business, including sales, supply chain management, project management, project engineering, production and field services.

Under Mr. Jamison’s direction, Northern Power experienced significant growth, including substantial increases in revenues and improved project margins. Other company milestones during his tenure include the company bringing on-line an additional manufacturing facility, in Barre, VT, leading Northern Power’s achievement of becoming registered to ISO 9001-2000 quality management standards, and opening new sales offices in Houston and the New York-metropolitan area. As president, Mr. Jamison will also focus on expanding the company’s Northern Power Services and Northern Power Products divisions, as well as continuing to strengthen margins for Northern Power’s core systems business.

“Darren has proved his mettle as a highly strategic and successful leader at Northern Power,” said Walter “Chip” Schroeder, president of DESC. “He drove business developments such as the PowerAdvantage™ operations and maintenance program, which in its first few months alone generated multi-year agreements that will total $2 million in new revenues beginning in 2006. We are confident that Darren will continue his leadership of the Northern Power team, as it charts a course toward steady and profitable growth in future years.”

Prior to joining Northern, Mr. Jamison was a vice president and general manager at Stewart & Stevenson in Houston, Texas where he headed its distributed energy solutions operation. Mr. Jamison received a degree in finance and business administration from Seattle University.

Mr. Coleman, 57, in his new role as a DESC executive vice president, will focus on lead corporate development efforts, including coordinating the company’s strategic industry relationships. He will also be more heavily involved in DESC’s investor and public relations activities.

Mr. Coleman joined Northern Power in 1980 as the company’s chief engineer and was named President in 1994. His direction was instrumental in establishing Northern’s reputation as a world leader in remote power and operations, as well as in new wind turbine technologies and the emerging distributed generation marketplace. In 2002, Mr. Coleman was awarded the Small Business Person of the Year from the Vermont chapter of the United States Small Business Association. Mr. Coleman holds an M.S. in mechanical engineering from University of Nevada, Reno, and a bachelor of science degree from Colorado State University.

“Few company presidents have the kind of impact on the heart and soul of a company the way that Jito has over the past 25 years,” said Mr. Schroeder. “While most renewable companies were unable to survive, let alone prosper in the past 30 years, Jito was able to balance practical business decisions—like providing critical power solutions to distributed generation and remote power markets—without abandoning the larger vision of producing power more cleanly and efficiently.” He added, “This new management structure allows us to better leverage Jito’s keen industry insights and strategic sensibilities across all of Distributed Energy.”

About Distributed Energy Systems Corp.

Distributed Energy Systems Corp. (Nasdaq: DESC) creates and delivers products and solutions to the emerging decentralized energy marketplace, giving users greater control over their energy cost, quality, and reliability. As the parent company of Proton Energy Systems, Inc. (www.protonenergy.com) and Northern Power Systems, Inc. (www.northernpower.com), Distributed Energy Systems delivers a combination of practical, ready-today energy solutions and the solid business platforms for capitalizing on the changing energy landscape. For more information, visit www.distributed-energy.com.

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This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Statements contained herein concerning Distributed Energy’s goals, guidance, revenue projections and other statements that are not statements of historical fact may be deemed to be forward-looking information. Without limiting the foregoing, words such as “anticipates”, “believes”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “should”, “will”, and “would” and other forms of these words or similar words are intended to identify forward-looking information. Distributed Energy’s actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors. Distributed Energy disclaims any obligation to update these forward-looking statements.

Factors that could cause results to differ materially from those contained in Distributed Energy’s forward-looking statements include, but are not limited to, failure of our products and systems to perform as specified or achieve commercial acceptance, the impact of competitive products and systems, and other factors detailed in Distributed Energy’s Form 10-Q for the quarter ended June 30, 2005, and other filings Distributed Energy may make from time to time with the SEC.